UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 3, 2006
FEDERAL SIGNAL CORPORATION
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6003 (Commission File Number)	36-1063330 (I.R.S. Employer Identification No.)

1415 West 22nd Street Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)
(630) 954-2000
(Company’s telephone number, including area code)
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On February 3, 2006, Federal Signal Corporation (the “Company”) entered into an Amended and Restated Credit Agreement with Harris N.A. and other third party lenders (the “Amended Credit Agreement”). The Amended Credit Agreement replaced the Credit Agreement among the Company, Harris, N.A. and other third party lenders dated June 6, 2003. The Amended Credit Agreement provides for a $110,000,000 unsecured revolving credit facility maturing March 31, 2009.
Borrowings under the Amended Credit Agreement bear interest, at the Company’s option, at either the Base Rate or LIBOR, plus an applicable margin. The applicable margin ranges from .25% to 1.00% for Base Rate borrowings and 1.50% to 2.25% for LIBOR borrowings depending on the Company’s total indebtedness to capital ratio. The Amended Credit Agreement contains certain financial covenants, including maintaining consolidated net worth of at least $350 million, plus 50% of consolidated net income (to extent positive) for each fiscal quarter ending on or after March 31, 2006, maintaining a total indebtedness to capital ratio of not more than .6 to 1.0, and maintaining an interest coverage ratio of not less than 2.5 to 1.0 through September 30, 2006 and 3.0 to 1.0 thereafter. The Company has the right to request, subject to certain conditions, an increase of up to $15,000,000 in the aggregate commitment under the Amended Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
          The information set forth in Item 1.01 of this Current Report of Form 8-K is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.
          None

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2006	FEDERAL SIGNAL CORPORATION
	By:	/s/ Stephanie K. Kushner
Stephanie K. Kushner
Vice President and Chief Financial Officer